  Exhibit 10.8

EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on February 16, 2021 by and between SharpSpring, Inc., a Delaware corporation (the “Company”); and Travis Whitton (“Employee”).

1.
This Agreement amends that certain Employee Agreement dated August 15, 2014 made and entered into by the parties hereto, as amended from time to time (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.
Paragraph 4.1 of Article Four – Compensation of Employee is deleted and replaced with the following:

4.1. Base Compensation. For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $212,200 per year (the “base salary”), which shall be payable to Employee not less frequently than bi-monthly, or as is consistent with the Company’s practice for its other employees.

3.
The following paragraph that reads:

The annual bonus target amount is $51,500 (the Quarterly Bonus target amount is $12,875) and will be based on the Company achieving specified revenue and EBITDA performance targets as set by the Board of Directors.

is deleted in its entirety and replaced with:

The annual bonus target amount is $53,050 (the Quarterly Bonus target amount is $13,263) and will be based on the Company achieving specified revenue and EBITDA performance targets as set by the Board of Directors.

4.
The section titled “Other Compensation - Bonus” of Appendix B of the Employee Agreement is amended by adding the following:

In the event Employee separates from the Company for any reason, any unvested options, restricted stock units or any other equity plan awards issued to Employee scheduled to vest at the Employee’s next quarterly, monthly or other interim vesting period shall automatically vest for each full month of continuous employment completed between the last vesting date and the date of termination. No additional unvested options, restricted stock units or other equity plan awards shall vest to Employee. This provision shall automatically be incorporated into all equity plan awards issued to Employee.

5.
All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

Signature Page Attached

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SHARPSPRING, INC.

/s/ Alana Christou	/s/ Aaron Jackson
(Witness signature)	Aaron Jackson, CFO

EMPLOYEE

/s/ Jennifer Stankevich	/s/ Travis Whitton
(Witness signature)	Travis Whitton